EXHIBIT 4.5

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE

SHARES OF SERIES E PREFERRED STOCK OF

EMPHASYS MEDICAL, INC.

(Void after January 31, 2015)

This certifies that VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company, or assigns (“Holder”), for value received, is entitled to purchase from EMPHASYS MEDICAL, INC., a Delaware corporation (“Company”), the Applicable Number of fully paid and nonassessable shares of Company’s Series E Preferred Stock or Next Round Shares, as such term is defined below (the “Preferred Stock”), at a price equal to the Stock Purchase Price (as hereinafter defined). Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b) below. This Warrant is being issued in connection with the Loan and Security Agreement of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement”) between the Company and Venture Lending & Leasing V, Inc., an affiliate of Holder (“Lender”). Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement unless the context would otherwise require.

Additional defined terms for this Warrant. For purposes of this Warrant:

“IPO” means Company’s first underwritten public offering of its shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“IPO Price” means the price per share to the public (prior to underwriting discounts and commissions) in the Company’s IPO.

“Next Round” means the next transaction after the Closing Date, other than an IPO, in which the Company issues and sells a class or series of preferred stock in connection with a bona fide round of equity financing resulting in net aggregate proceeds to Company of at least $2,000,000.

“Next Round Price” means the lowest price per share paid by an investor in the Next Round for Next Round Shares.

“Next Round Shares” means the class or series of preferred stock of the Company issued and sold in the Next Round.

“Series E Price” means $2.40 per share.

The “Stock Purchase Price” shall be determined as follows:

a)	If (i) a Change of Control occurs prior to either the Next Round or an IPO; or (ii) neither the Next Round nor an IPO closes prior to March 31, 2008, then the Stock Purchase Price shall be the Series E Price.

b)	If the Next Round occurs prior to March 31, 2008 and precedes an IPO, then the Stock Purchase Price shall equal to the lesser of (i) the sum of Series E Price plus the Next Round Price divided by 2, or (ii) the Series E Price multiplied by 1.5.

c)	if an IPO occurs prior to March 31, 2008 and precedes the Next Round, then the Stock Purchase Price shall equal to the lesser of (i) the sum of the Series E Price plus the IPO Price divided by 2, or (ii) the Series E Price multiplied by 1.5.

The “Applicable Number” of shares purchasable hereunder shall be the number obtained by dividing (A) the sum of (i) $412,500 and (ii) the product of (x) 0.045 and (y) the aggregate original principal amount of the Growth Capital Loans funded to the Company by Lender under the Loan Agreement, by (B) the Stock Purchase Price. If in any case such number includes a fraction, the fraction shall be adjusted to the closest integral number.

As soon as reasonably practicable after the occurrence or non-occurrence of the latest event or condition necessary to fully determine the Stock Purchase Price and the Applicable Number, the Company shall execute and deliver a supplement to this Warrant in substantially the form of Exhibit “A” attached hereto, completed with such quantity and price terms and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of the Company to deliver such supplement shall not affect the rights of Holder to receive the Applicable Number of shares of the Preferred Stock at the Stock Purchase Price as set forth herein.

This Warrant may be exercised at any time and from time to time up to and including 5:00 p.m. (Pacific time) on January 30, 2015 (the “Expiration Date”), upon surrender to the Company at its principal office at 700 Chesapeake Drive, Redwood City, CA 94063 (or at such other location as the Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares of Exercise Stock for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1. Exercise; Issuance of Certificates; Payment for Shares.

(a) Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Preferred Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. In the event, however, that pursuant to Company’s Certificate of Incorporation, as amended, an event causing automatic conversion of Company’s Preferred Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Common Stock of Company into which the Preferred Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Preferred Stock” shall be deemed to be or include such Common Stock, as may be appropriate). Company agrees that the shares of Preferred Stock purchased under this Warrant shall be and are deemed to be issued to Holder hereof as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Preferred Stock so purchased, together with any other securities or property to which Holder hereof is entitled upon such exercise, shall be delivered to Holder hereof by Company at Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b)

of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Preferred Stock as may be requested by Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b) Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Preferred Stock computed using the following formula:

Where:	X	=	the number of shares of Preferred Stock to be issued to Holder.

	Y	=	the number of shares of Preferred Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

	A	=	the Per Share Price (as defined in Section 1(c) below) of one (1) share of Preferred Stock at the time the net issuance election under this Section 1(b) is made.

	B	=	the Stock Purchase Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed form of subscription to Company via facsimile, to be followed by delivery of this Warrant.

(c) For purposes of Section 1(b), “Per Share Price” means:

(i) If this Warrant is exercised on the date of Company’s initial public offering of Common Stock, and if Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the Per Share Price shall be the product of (A) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering, and (B) the number of shares of Common Stock into which each share of Preferred Stock exercised is convertible at the date of calculation.

(ii) If this Warrant is exercised after, and not on the date of Company’s initial public offering of Common Stock, and if Company’s Common Stock is traded on a securities exchange or actively traded over-the-counter:

(1) If Company’s Common Stock is traded on a securities exchange, the Per Share Price shall be deemed to be the product of (A) the closing price of Company’s Common Stock as listed on such exchange and as published in the Western Edition of The Wall Street Journal for the trading day immediately prior to the date of Holder’s election hereunder and, (B) the number of shares of Common Stock into which each share of Preferred Stock exercised is convertible on such date.

(2) If Company’s Common Stock is actively traded over-the-counter, the Per Share Price shall be deemed to be the product of (A) the closing bid or sales price, whichever is applicable, of Company’s Common Stock for the trading day immediately prior to the date of Holder’s election hereunder and (B) the number of shares of Common Stock into which each share of Preferred Stock exercised is convertible on such date.

(iii) If neither (i) nor (ii) is applicable, the Per Share Price shall be determined in good faith by the Board of Directors of Company based on relevant facts and circumstances at the time of the net exercise under Section 1(b), including in the case of a Change of Control (as defined in Section 4.3 hereof) the consideration receivable by the holders of the Preferred Stock in such Change of Control and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the Preferred Stock.

2. Limitation on Transfer.

(a) This Warrant and the Preferred Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Holder or any holder of the Preferred Stock issuable hereunder will cause any proposed transferee of the Warrant or Preferred Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2. Notwithstanding the foregoing and any other provision of this Section 2, Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the shares, if any) at any time to any lender transferee of a portion of the loan commitment of Lender under the Loan Agreement, by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to Company for reissuance to the transferees(s) (and Holder, if applicable).

(b) Each certificate representing (i) this Warrant, (ii) the Preferred Stock, (iii) shares of Company’s Common Stock issued upon conversion of the Preferred Stock and (iv) any other securities issued in respect to the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(c) Holder and each person to whom this Warrant is subsequently transferred represents and warrants to Company (by acceptance of such transfer) that it is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) and that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for Company, that an exemption from such registration is available.

3. Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Preferred Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. Company will take all such action as may be necessary to assure that such shares of Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Preferred Stock may be listed. Company will not take any action which would result in any adjustment of the Stock Purchase Price (as described in Section 4 hereof) (i) if the total number of shares of Preferred Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Preferred Stock then outstanding and all shares of Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Preferred Stock then authorized by Company’s Certificate of Incorporation, (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Preferred Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by Company’s Certificate of Incorporation or (iii) if the par value per share of the Preferred Stock would exceed the Stock Purchase Price.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, Holder shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1 Subdivision or Combination of Stock. In case Company shall at any time subdivide its outstanding shares of Preferred Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Preferred Stock of Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2 Dividends in Preferred Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a) Preferred Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b) any cash paid or payable otherwise than as a cash dividend, or

(c) Preferred Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Preferred Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Preferred Stock receivable thereupon, and without payment of any additional consideration therefore, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had he been the holder of record of such Preferred Stock as of the date on which holders of Preferred Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3 Change of Control.

(a) If any capital reorganization of the capital stock of Company, or any consolidation or merger of Company with another entity, or the sale of all or substantially all of its assets to another entity (each, a “Change of Control”) shall be effected in such a way that holders of Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Preferred Stock, then subject to Section 4.3(b), as a condition of such Change of Control, lawful and adequate provisions shall be made whereby Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Preferred Stock of Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Preferred Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any such case, appropriate provision shall be made with respect to the rights and interests of Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. Except as set forth in Section 4.3(b), Company will not effect any such Change of Control unless, prior to the consummation thereof, the successor corporation (if other than Company) resulting from such Change of Control agrees by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of Company, to assume the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

(b) Notwithstanding anything to the contrary set forth in Section 4.3(a), if (A) there is a Change of Control which consists of an acquisition of the Company by another corporation where 100% of the consideration payable by the acquirer is cash distributable to the Company’s shareholders, or (B) there is a Change of Control that satisfies the following five (5) criteria: (1) the consideration received by holders of the Preferred Stock (or the underlying Common Stock issuable upon conversion thereof) in such Change of Control is at least two and one-half (2.5) times the then-effective Stock Purchase Price, (2) the consideration received by the Company’s stockholders in such Change of Control consists of cash, shares of stock that are of a publicly traded company listed on a national exchange, or a combination of cash and shares of stock that are of a publicly traded company listed on a national exchange, (3) the shares (if any) receivable by Holder were Holder to exercise this Warrant in full as of immediately prior to the closing of such Change in Control may be publicly re-sold by Holder in their entirety following the closing of such transaction pursuant to Rule 144 or an effective registration statement under the Securities Act, (4) the Company’s stockholders own less than 50% of the voting securities of the acquiring, successor or surviving entity as of immediately following the closing of such Change in Control and (5) the acquiring, successor or surviving entity does not assume any then-outstanding warrants of the Company, then Holder agrees that it shall exercise this Warrant, upon not less than five (5) days prior written notice to Holder, in accordance with the provisions of either Section 1(a) or Section 1(b) upon closing of the Change of Control.

(c) Notwithstanding anything to the contrary set forth in Section 4.3(a), in the event of a Change of Control other than one covered by Section 4.3(b), at Company’s sole option, Holder shall surrender this Warrant in exchange for a number of shares of Company’s securities, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) hereof (as opposed to the cashless exercise provision set forth in Section 1(b)). Company acknowledges and agrees that Holder shall not be required to make any additional payment (cash or otherwise) for such shares as further consideration for their issuance in exchange for Holder’s surrender of this Warrant pursuant to the terms of the preceding sentence.

4.4 Sale or Issuance Below Purchase Price; “Pay-to-Play” Exemption.

(a) The other antidilution rights applicable to the shares of Preferred Stock purchasable hereunder are set forth in Company’s Certificate of Incorporation, as amended through the date hereof (the “Charter”). Such antidilution rights shall not be restated, amended, modified or waived in any manner without Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on Holder hereof would be more adverse to Holder hereof than, and substantially dissimilar to, its effect on the other holders of the same series of Company’s Preferred Stock. Company shall promptly provide Holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

(b) In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of Company’s Preferred Stock to purchase securities in a future round of equity financing or else lose the benefit of antidilution protection applicable to the shares of Preferred Stock issuable upon the exercise of this Warrant or have such shares of Preferred Stock automatically convert to common stock or convert to another class and series of Company’s capital stock) in Company’s Charter, as amended from time to time, or other agreement among the Company and its stockholders are triggered in connection with the consummation of a Down Round (hereinafter defined) or otherwise after the date hereof, then in such event, this Warrant shall automatically adjust to provide Holder with the same securities and/or rights that Holder would have received had Holder participated in the Down Round to its full pro rata share with respect to the Preferred Stock issuable upon exercise of this Warrant (e.g., if this Warrant provides for the purchase of Series B Preferred Stock, and Company after the date hereof consummates a Down Round in which those holders of Series B Preferred Stock who participate to their full pro rata share in such Down Round become entitled to exchange such Series B Preferred Stock for Series B-1 Preferred Stock and those holders of Series B Preferred Stock who do not participate to their full pro rata share will have their Series B Preferred Stock converted into Common Stock, then this Warrant would automatically adjust to provide the right to purchase Series B-1 Preferred Stock instead of Common Stock). “Down Round” means any non-public offering of equity securities of Company after the original date of issuance of this Warrant at a price per share lower than the Stock Purchase Price then in effect.

4.5 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant Company shall give written notice thereof, by first class mail, postage prepaid, addressed to Holder at the address of Holder as shown on the books of Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6 Other Notices. If at any time:

(a) Company shall declare any cash dividend upon its Preferred Stock;

(b) Company shall declare any dividend upon its Preferred Stock payable in stock or make any special dividend or other distribution to the holders of its Preferred Stock;

(c) Company shall offer for subscription pro rata to the holders of its Preferred Stock any additional shares of stock in connection with a Down Round or additional shares of stock of any class or other rights;

(d) there shall be any capital reorganization or reclassification of the capital stock of Company, or consolidation or merger of Company with, or sale of all or substantially all of its assets to, another entity;

(e) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

(f) Company shall take or propose to take any other action, notice of which is actually provided to holders of the Preferred Stock;

then, in any one or more of said cases, Company shall give, by first class mail, postage prepaid, addressed to Holder of this Warrant at the address of such Holder as shown on the books of Company, (i) at least 20 days’ prior written notice of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 20 days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

4.7 Certain Events. If any change in the outstanding Preferred Stock of Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give Holder upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.

5. Issue Tax. The issuance of certificates for shares of Preferred Stock upon the exercise of this Warrant shall be made without charge to Holder for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of Holder being exercised.

6. Closing of Books. Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Preferred Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Preferred Stock, and no mere enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8. Intentionally Omitted.

9. Registration Rights. The Fourth Amended and Restated Investors’ Rights Agreement dated as of June 29, 2006 (the “Rights Agreement”) shall be amended to grant certain registration rights as set forth in the Amendment to Fourth Amended and Restated Investors’ Rights Agreement in substantially the form attached hereto as Exhibit C.

10. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of Company, of Holder and of the holder of shares of Preferred Stock issued upon exercise of this Warrant, contained in Sections 6 and 9 shall survive the exercise of this Warrant.

11. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12. Notices. Any notice, request or other document required or permitted to be given or delivered to Holder hereof or Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the first paragraph of this Warrant.

13. Binding Effect on Successors. Subject to Section 4.3, this Warrant shall be binding upon any corporation succeeding Company by merger, consolidation or acquisition of all or substantially all of Company’s assets. All of the obligations of Company relating to the Preferred Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of Company shall inure to the benefit of the successors and assigns of Holder hereof. Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of Holder hereof but at Company’s expense, acknowledge in writing its continuing obligation to Holder hereof in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which Holder hereof shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of Holder hereof to make any such request shall not affect the continuing obligation of Company to Holder hereof in respect of such rights.

14. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

15. Lost Warrants or Stock Certificates. Company represents and warrants to Holder hereof that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate provided, however, that, if the Company’s stock is publicly traded, the Company may require the posting of a bond in an amount and nature as is customary and reasonable given the circumstances.

16. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

17. Representations of Holder. With respect to this Warrant, Holder represents and warrants to Company as follows:

17.1 Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic risk of that investment.

17.2 Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Preferred Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Preferred Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3 Rule 144. It acknowledges that this Warrant, the Preferred Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4 Access to Data. It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities.

17.5 Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

18. Additional Representations and Covenants of Company. Company hereby represents, warrants and agrees as follows:

18.1 Corporate Power. Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2 Authorization. All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken. This Warrant is a valid and binding obligation of Company, enforceable in accordance with its terms.

18.3 Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Preferred Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Preferred Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4 Stock Issuance. Upon exercise of this Warrant, Company will use its best efforts to cause stock certificates representing the shares of Preferred Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Preferred Stock into shares of Common Stock, Company will issue the Common Stock in the names of Holder, its nominees or assignees, as appropriate.

18.5 Certificates and By-Laws. Company has provided Holder with true and complete copies of Company’s Certificate of Incorporation, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.6 Conversion of Preferred Stock. As of the date hereof, each share of the Preferred Stock is convertible into one share of the Common Stock.

18.7 Financial and Other Reports. From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, Company shall furnish to Holder: (i) within 30 days after delivery to Company’s Board of Directors subsequent to the close of each fiscal year of Company a balance sheet and statement of changes in financial position at and as of the end of such fiscal year, together with a statement of income for such fiscal year; and (ii) within 45 days after the close of each fiscal quarter of Company, an unaudited balance sheet and statement of cash flows at and as of the end of such quarter, together with an unaudited statement of income for such quarter. The foregoing requirement shall terminate at such time as the Company is subject to the periodic reporting requirements under the Securities Exchange Act of 1934, as amended. In addition, Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder; provided, that Company may require Holder to execute a customary nondisclosure agreement prior to providing such information. Notwithstanding the foregoing, Company shall not be required to furnish to Holder the financial information described in this Section 18.7 in the event such financial information has been previously delivered to Lender pursuant to the Loan Agreement.

18.8 Market Stand-Off Provisions. Holder agrees to be bound (and shall cause any transferee of this Warrant to be bound) by the Lock-Up Agreement provisions set forth in Section 1.14 of the Investors’ Rights Agreement. Furthermore, Holder hereby executes and delivers to Morgan Stanley & Co. Incorporated, the Lock-Up Letter in the Form attached hereto as Exhibit B, in connection with the Company’s proposed IPO.

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized this 5th day of September, 2007.

EMPHASYS MEDICAL, INC.

By:	/s/ Mark A. Murray

Name:	Mark Murray

Title:	Chief Financial Officer

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

☐	The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below ( ) shares (the “Shares”) of Stock of and herewith makes payment of Dollars ($ ) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, , whose address is .

☐	The undersigned hereby elects to convert percent ( %) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated

Holder:

By:

Its:

(Address)

(1)	Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Preferred Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its:

EXHIBIT “A”

[On letterhead of Company]

Reference is hereby made to that certain Warrant dated August     , 2007, issued by EMPHASYS MEDICAL, INC., a Delaware corporation (the “Company”), to VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number and type of shares of Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that Holder is entitled to purchase from Company                                                                                        (            ) fully paid and nonassessable shares of Company’s                          Stock at a price of                                      Dollars ($                    ) per share (the “Stock Purchase Price”). The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this      day of                                 , 200  .

EMPHASYS MEDICAL, INC.

By:

Name:

Title: